EXHIBIT 99

          AMDURA Corporation

          900 Main Street South
          Suite 2A, Building B
          P.O. Box 870
          Southbury, CT 06488-0870

          Telephone (203) 262-0570
          Fax (203) 262-1270

          C. DAVID BUSHLEY
          Senior Vice President-Finance and Administration


                                   January 4, 1995


          Board of Directors
          Spreckels Industries, Inc.
          4234 Hacienda Drive
          Pleasanton, CA  94588

          Gentlemen:

                    We have been studying and discussing with you the possibility of a business combination of AMDURA and Spreckels Industries, Inc. for a considerable length of time, and continue to believe that such a combination would be a very attractive opportunity for our respective companies and their customers and stockholders. Because of the importance of such a transaction to each of our companies, we thought it would be useful to confirm to you in writing our proposal for such a transaction and its underlying logic. In keeping with our commitment to the transaction, AMDURA recently acquired 280,000 shares of Spreckels common stock and equivalents.

                    Based on publicly available information regarding Spreckels and the limited investigation that has been conducted to date, our Board of Directors has authorized AMDURA to propose a merger of our two businesses in a tax free exchange of stock, as a result of which (based solely on outstanding shares) stockholders of Spreckels and AMDURA would hold approximately 58% and 42% of the common stock of the combined entity, respectively. On this basis, such a transaction values Spreckels at $11.94 per share based on closing prices on December 30, 1994, representing a premium to your stockholders of approximately 43% above the closing price for Spreckels stock on that date. We would, of course, be willing to discuss other possible transaction structures and forms of consideration.

                    We believe that the combination of our industrial businesses is a critical strategic step for each of our
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          companies, both in terms of the industry in which we participate and the interests of our respective investors and other constituents. In addition, the larger revenue base and market capitalization of the combined company, together with an active growth strategy, should lead to a much higher visibility in the investment community than either company standing alone could achieve in the short-term.

                    Given the fundamentals of the industrial cycle, we believe that it will be critical for the combined company to concentrate exclusively on its materials handling businesses and to dispose of the sugar segment as soon as possible. The transaction, taken together with that disposition, would thereby result in a larger, more focused business enterprise, with an enhanced market presence and ability to capitalize on opportunities for growth internally and through strategic acquisitions in domestic and international markets.

                    We also believe that the combined businesses would benefit from synergies due to our complementary product lines. Our combined sales force would have a wider array of internationally recognized product offerings, resulting in increased account coverage and an ability to accelerate penetration of target markets. Consolidation of overlapping cost centers should, of course, reduce overall administrative expense and improve cash flow as well.

                    From the capital markets perspective, an increase in the public float for the combined company's common stock (which presumably would be listed on the NYSE) should improve market liquidity for our respective stockholders. In addition, the combined company would enjoy a lower debt-to-equity ratio.

                    We are very enthusiastic about this proposal, and wish to assure you that our objective is to negotiate and complete a transaction expeditiously that is in the best interests of each of our companies and their respective constituents. We would be pleased to meet with you immediately to discuss any or all aspects of the proposal, and are confident that you will recognize its attractiveness.

                                             Very truly yours,

                                             /s/ C. D. Bushley